Exhibit 21

SUBSIDIARIES OF THE REGISTRANT	PLACE OF INCORPORATION

Maverick Tube, L.P.	Delaware
Maverick Investment LLC	Delaware
Maverick GP LLC	Delaware
Maverick C&P, Inc.	Delaware
Maverick Tube International Holdings, Inc.	Delaware
Maverick Tube Canada ULC	Nova Scotia
Maverick Tube Canada GP Ltd.	Alberta
Maverick Tube Canada LP	Alberta
Prudential Steel Holdings ULC	Nova Scotia
Maverick Exchangeco (Nova Scotia) ULC	Nova Scotia
Maverick Tube (Canada) Inc.	Alberta
Prudential Steel Ltd.	Alberta
Precision Tube Holding LLC	Delaware
Precision Tube Technology L.P.	Texas
Precision GP, LLC	Delaware
Precision Tube Canada Limited	Alberta
Precision Tube Technology Limited UK	Scotland
SEAC Acquisition LLC	Texas
SeaCAT L.P.	Texas